Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

July 21, 2022

For Immediate Release

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2022

Andover, MA, July 21, 2022 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter ended June 30, 2022. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the second quarter ended June 30, 2022 totaled $102.2 million, a 7.1% increase from $95.4 million for the corresponding period a year ago, and a 15.7% sequential increase from $88.3 million in the first quarter of 2022.

Gross margin decreased to $46.8 million for the second quarter of 2022, compared to $49.9 million for the corresponding period a year ago, and increased sequentially from $37.6 million for the first quarter of 2022. Gross margin, as a percentage of revenue, decreased to 45.8% for the second quarter of 2022, compared to 52.3% for the corresponding period a year ago, and increased from 42.6% for the first quarter of 2022.

Net income for the second quarter was $10.6 million, or $0.24 per diluted share, compared to net income of $19.4 million or $0.43 per diluted share, for the corresponding period a year ago and net income of $5.0 million, or $0.11 per diluted share, for the first quarter of 2022.

Cash flow from operations totaled $10.8 million for the second quarter, compared to cash flow from operations of $12.3 million for the corresponding period a year ago, and cash flow from operations of $4.6 million in the first quarter of 2022. Capital expenditures for the second quarter totaled $14.2 million, compared to $6.5 million for the corresponding period a year ago and $22.7 million for the first quarter of 2022. The sum of cash, cash equivalents, and short-term investments as of June 30, 2022 decreased 1.6% sequentially to approximately $207.6 million compared to approximately $211.1 million as of March 31, 2022.

Commenting on second quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Q2 revenues growth included 28% sequential growth in Advanced Products. To better serve our customers, our Operations team had to overcome component shortages and outsourced capacity bottlenecks, which precluded commensurate improvements in product margins. Vertically integrated capacity will enable revenue growth with substantially improved gross margins.”

“The Q2 book-to-bill ratio came in below 1, with one-year backlog standing at just over $400 million. We look forward to reducing production lead times and getting caught up with our backlog.”

“Capital investment into our first ChiP foundry continued in Q2 as our Andover fab, with its one million panels per year capacity, approaches completion. Scalable vertical integration of Advanced Products, including next generation current multipliers and converters, is key to increased market penetration in demanding AI and automotive applications.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, July 21, 2022 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to pre-register with BT Conferencing, the service provider hosting the conference call, so that he or she, on the day of the call, may avoid waiting for the BT Conferencing operator to register callers individually. Those pre-registering on BT Conferencing’s website will receive a special dial-in number and PIN for call access. Pre-registration may be completed at any time prior to 5:00 p.m. on July 21, 2022. Telephone participants who are unable to pre-register should dial 800-230-3019 at approximately 4:45 p.m. and use the Passcode 43881772. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 5, 2022. The replay dial-in number is 888-286-8010 and the Passcode is 64490033. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2021, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James F. Schmidt, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		SIX MONTHS ENDED (Unaudited)
	JUNE 30, 2022	JUNE 30, 2021	JUNE 30, 2022	JUNE 30, 2021
Net revenues	$102,186	$95,376	$190,468	$184,172
Cost of revenues	55,337	45,505	106,018	89,601

Gross margin	46,849	49,871	84,450	94,571
Operating expenses:
Selling, general and administrative	20,035	16,589	38,603	33,543
Research and development	15,516	13,273	29,769	26,299

Total operating expenses	35,551	29,862	68,372	59,842

Income from operations	11,298	20,009	16,078	34,729
Other income (expense), net	84	373	246	605

Income before income taxes	11,382	20,382	16,324	35,334
Less: Provision for income taxes	802	999	754	856

Consolidated net income	10,580	19,383	15,570	34,478
Less: Net loss attributable to noncontrolling interest	(13)	(11)	(22)	(8)

Net income attributable to Vicor Corporation	$10,593	$19,394	$15,592	$34,486

Net income per share attributable to Vicor Corporation:
Basic	$0.24	$0.45	$0.35	$0.79
Diluted	$0.24	$0.43	$0.35	$0.77
Shares outstanding:
Basic	43,973	43,553	43,963	43,504
Diluted	44,866	44,841	44,910	44,841

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	JUNE 30, 2022 (Unaudited)	DEC 31, 2021 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$187,677	$182,418
Short-term investments	19,921	45,215
Accounts receivable, net	54,536	55,097
Inventories, net	83,055	67,322
Other current assets	7,142	6,708

Total current assets	352,331	356,760
Long-term deferred tax assets	266	208
Long-term investment, net	2,552	2,639
Property, plant and equipment, net	156,815	115,975
Other assets	1,392	1,623

Total assets	$513,356	$477,205

Liabilities and Equity
Current liabilities:
Accounts payable	$32,032	$21,189
Accrued compensation and benefits	13,128	12,753
Accrued expenses	4,011	4,158
Sales allowances	1,006	1,464
Short-term lease liabilities	1,572	1,551
Income taxes payable	2	66
Short-term deferred revenue and customer prepayments	7,702	7,912

Total current liabilities	59,453	49,093
Long-term deferred revenue	270	413
Long-term income taxes payable	577	569
Long-term lease liabilities	7,952	3,225

Total liabilities	68,252	53,300
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	352,811	346,221
Retained earnings	233,225	217,633
Accumulated other comprehensive loss	(2,246)	(1,328)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	444,863	423,599
Noncontrolling interest	241	306

Total equity	445,104	423,905

Total liabilities and equity	$513,356	$477,205